Invest Raise Capital

You're early.

Either this offering page doesn't exist or our team is reviewing the company's application.

View active offerings →

hello@netcapital.com

Investor FAQ

Entrepreneur FAQ

Educational Materials & Risks

Help Center

Work with Us

News

About Netcapital